EXHIBIT 99.2

VERITAS DGC INC.
ANNOUNCES SECOND FISCAL QUARTER RESULTS

HOUSTON February 25, 2004 – Veritas DGC Inc. (NYSE & TSE: VTS) today announced results for its second fiscal quarter ended January 31, 2004. Revenue and earnings, with the comparative amounts for the corresponding period of the prior fiscal year, were as follows:

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2004	2003	2004*	2003
	(millions, except per share amounts)
Revenues	$147.8	$125.3	$252.1	$262.8
Net income (loss)	14.2	4.5	(12.1)	6.0
Earnings (loss) per common share – diluted	0.42	0.14	(0.36)	0.18

*	Results for the current six-month period include a non-cash charge in the first quarter of $22.1 million, representing $0.65 per share, related to our change in accounting for multi-client library amortization.

Chairman and CEO, Dave Robson, commented on the quarter, “In our first quarter conference call we said that we were optimistic library sales would be strong as the calendar year came to a close. They were quite strong, and we ended up with the best quarter of library sales ever, with revenue of almost $67 million from shelf sales and $16 million from prefunding. While December was the peak, we have found library sales continuing to be robust. Our financial position improved as well. We ended the quarter with $70 million of cash, after paying down $13 million of bank debt. Although I am leaving, I am confident that the management team will continue to emphasize technology, operational excellence and positive cash flow.”

Revenue for the second quarter was $147.8 million, an increase of 18% compared to the prior year’s second quarter. Net income increased to $14.2 million, or $0.42 per share, versus $4.5 million, or $0.14 per share, in the prior year’s second quarter. Revenue for the second quarter and six months breaks down as follows:

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2004	2003	2004	2003
	(millions)		(millions)
Multi-client:
Land	$15.9	$18.9	$29.8	$29.9
Marine	67.7	46.7	93.6	92.0

Subtotal	83.6	65.6	123.4	121.9
Contract:
Land	31.7	32.0	68.4	80.3
Marine	32.5	27.7	60.3	60.6

Subtotal	64.2	59.7	128.7	140.9

Total Revenues	$147.8	$125.3	$252.1	$262.8

Multi-client

Multi-client revenue increased by 27% compared with the prior year’s second quarter. Revenue from shelf sales (i.e. sales of existing data) more than doubled, while prefunding revenue decreased by more than 50% due to reduced numbers of in-progress surveys.

Marine multi-client revenue increased by 45% compared with the prior year’s second quarter. Shelf sales were particularly strong in the Gulf of Mexico and Nigeria, with sales in Brazil and the North Sea contributing to the excellent results. Prefunding revenue was generated on surveys in the Gulf of Mexico, Nigeria and Brazil.

Land multi-client revenue decreased by 16% compared with the prior year’s second quarter due to lower prefunding and decreased investment. Shelf sales were steady, with most of the revenue generated from surveys in Wyoming and Oklahoma.

Contract

Contract revenue increased by 8% compared with the prior year’s second quarter. Marine contract revenue increased 17% while contract land revenue remained relatively flat. During the quarter, the Company performed contract marine surveys in West Africa, the Mediterranean and India and operated land crews in Canada, Alaska, the Lower 48, Argentina and Oman.

Operating Income

Operating income as a percent of revenue increased to 16% compared to 9% in the prior year’s second quarter. Margins increased due to the dominance of multi-client shelf sales in the overall revenue mix. Contract margins were relatively flat.

General and administrative expense decreased by $1.4 million from the prior year’s second quarter. The largest single portion of this decrease, $0.6 million, was due to expense reduction efforts implemented in the prior fiscal year.

Income Taxes

The Company’s effective tax rate for the quarter was 25%, significantly lower than the 39% rate in the second quarter of fiscal year 2003. The reduction is due to the utilization of previously unrecognized deferred tax assets. Most of the Company’s current tax expense comes in the form of withholding taxes in various non-U.S. jurisdictions.

Backlog

The Company’s backlog increased to $172 million at January 31, 2004 from $161 million at the end of the prior quarter with contract backlog up by $15 million and multi-client backlog down by $4 million.

Our customary conference call will be tomorrow, February 26th, at 9:00 a.m. EST. Following a brief presentation, participants will have the opportunity to ask questions. The dial in number to participate is 800-903-0247. Should you have difficulty with the aforementioned “800” number, phone 785-832-2422 to be connected toll free.

There will also be a real-time audio webcast of the conference call at www.veritasdgc.com. Windows Media player software is required and is available, free of charge, for download through our website. Individuals accessing the audio webcast will be “listen only” and will be unable to take part in the Q&A session.

A digital replay will be available at the conclusion of the call until the close of business Thursday, March 11, 2004. Interested persons can phone 888-566-0149 or 402-220-9180, no pin code required, or access the webcast replay at www.veritasdgc.com.

An updated investor presentation is also available on our website, in the “Investors” section on the “Investor Presentation” page at www.veritasdgc.com.

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects. All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions. These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

The attached table of financial information contains a measure of free cash flow. We define free cash flow as cash flow from operating activities less cash multi-client investment and capital expenditures. We believe that this non-GAAP measure is useful as an addition to the most directly comparable GAAP measure of “cash provided by operating activities” because free cash flow includes investments in operational assets and therefore provides a more complete picture of cash from ongoing operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since it does not include mandatory debt service requirements or other non-discretionary cash expenditures.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical services and reservoir technologies to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations (832) 351-8821

VERITAS DGC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2004	2003	2004	2003
Revenues	$147,770	$125,321	$252,120	$262,828
Costs of services	114,690	102,672	231,525	221,384
Research and development	3,695	3,045	7,140	6,053
Selling, general and administrative	6,383	7,810	12,574	15,483

Operating income	23,002	11,794	881	19,908
Interest expense	4,197	4,425	8,475	8,367
Other expense (income) – net	(72)	(22)	(37)	1,212

Income before provision for income taxes	18,877	7,391	(7,557)	10,329
Income taxes	4,638	2,901	4,551	4,276

Net income (loss)	$14,239	$4,490	$(12,108)	6,053

Earnings Per Share:
Basic:
Net income (loss) per common share	$.42	$.14	$(.36)	$.18
Weighted average common shares	33,745	33,235	33,668	33,193

Diluted:
Net income (loss) per common share	$.42	$.14	$(.36)	$.18
Weighted average common shares	33,952	33,249	33,668	33,220

Supplemental Data:
Depreciation and amortization, net	$10,510	$12,597	$19,869	$25,349
Multi-client amortization	49,518	41,532	105,731	73,558

Free Cash Flow[1]:
Cash flow from operating activities	$58,575	$70,609	$89,002	$92,739
Investment in multi-client data library, net cash	(29,808)	(38,081)	(70,315)	(75,587)
Purchase of property and equipment	(4,976)	(3,582)	(13,557)	(12,967)

Free Cash Flow	$23,791	$28,946	$5,130	$4,185

[1] See description of free cash flow on the preceding page of this press release.